Western Copper Corporation

Consolidated Financial Statements
June 30, 2006
(Unaudited - expressed in Canadian dollars)

Western Copper Corporation
Consolidated Balance Sheets (unaudited)

(expressed in Canadian dollars)

	June 30,	December 31,
	2006	2005
	$	$

ASSETS

CURRENT ASSETS

Cash and cash equivalents	31,361,349	-
Amount receivable pursuant to the Plan of Arrangement (note 14)	6,009,056	-
Marketable securities (note 4)	143,168	-
Accounts receivable	31,839	-
Prepaid expenses	136,982	-

	37,682,394	-

PROPERTY AND EQUIPMENT (note 5)	116,037	109,327

MINERAL PROPERTIES (note 6)	4,523,514	4,423,514

	42,321,945	4,532,841
LIABILITIES

CURRENT LIABILITIES

Accounts payable and accrued liabilities	276,356	100,000

SHAREHOLDERS’ EQUITY

SHARE CAPITAL (notes 2 and 7)	38,273,567	-

CONTRIBUTED SURPLUS (note 7)	21,498,601	22,002,077

DEFICIT	(17,726,579)	(17,569,236)

	42,045,589	4,432,841

	42,321,945	4,532,841

Commitments (note 9)
Subsequent events (note 14)

Approved by the Board of Directors

‘Robert J. Gayton’	Director	‘Klaus Zeitler’	Director

The accompanying notes are an integral part of these financial statements.

Western Copper Corporation
Consolidated Statements of Loss and Deficit (unaudited)

(expressed in Canadian dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	$	$	$	$

EXPLORATION & DEVELOPMENT
Carmacks	296,720	54,711	408,851	181,628

ADMINISTRATIVE EXPENSES
Accounting and legal	145,718	-	145,718	-
Office and administration	318,415	14,538	319,415	27,150
Promotion and travel	124,810	-	124,810	-
Regulatory and filing fees	145,566	-	145,566	-

	734,509	14,538	735,509	27,150

(LOSS) BEFORE OTHER ITEMS	(1,031,229)	(69,249)	(1,144,360)	(208,778)

OTHER ITEMS
Gain on sale of marketable securities	870,577	-	870,577	-
Interest revenue	116,901	-	116,901	-
Foreign exchange	(461)	-	(461)	-

(LOSS) FOR THE PERIOD	(44,212)	(69,249)	(157,343)	(208,778)

DEFICIT – BEGINNING OF PERIOD	(17,682,367)	(17,347,350)	(17,569,236)	(17,207,821)

DEFICIT – END OF PERIOD	(17,726,579)	(17,416,599)	(17,726,579)	(17,416,599)

BASIC AND DILUTED EARNINGS
PER SHARE	-	-	-	-

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES
OUSTANDING	49,376,206	-	49,376,206	-

The accompanying notes are an integral part of these financial statements.

Western Copper Corporation
Consolidated Statements of Cash Flow (unaudited)

(expressed in Canadian dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	$	$	$	$

Cash flows provided by (used in)

OPERATING ACTIVITIES
Loss for the period	(44,212)	(69,249)	(157,343)	(208,778)

Items not affecting cash
Amortization	5,923	-	5,923	-
Stock-based compensation	219,253	-	219,253	-
Gain on marketable securities	(870,577)		(870,577)
	(645,401)	-	(645,401)	-

Change in non-cash working capital items
(note 12)	25,669	-	26,669	-

	(663,944)	(69,249)	(776,075)	(208,778)

FINANCING ACTIVITIES
Funding by Western Silver Corporation	40,153	79,399	267,829	336,279
Issue of Class A voting shares	-	-	1,000	-
Redemption of Class A voting shares	(1,000)	-	(1,000)	-
Exercise of stock options	194,480	-	194,480	-
Cash received from Western Silver pursuant to
the Plan of Arrangement (note 2)	30,792,399	-	30,792,399	-

	31,026,032	79,399	31,254,708	336,279

INVESTING ACTIVITIES
Proceeds from the sale of marketable securities	995,349	-	995,349	-
Mineral property expenditures	-	(1,511)	(100,000)	(116,377)
Net expenditures on property and equipment	2,912	(8,639)	(12,633)	(11,124)

	998,261	(10,150)	882,716	(127,501)

Increase in cash and cash equivalents	31,360,349	-	31,361,349	-

Cash and cash equivalents - Beginning
of period	1,000	-	-	-

Cash and cash equivalents - End of period	31,361,349	-	31,361,349	-

The accompanying notes are an integral part of these financial statements.

Western Copper Corporation
Consolidated Statements of Shareholders’ Equity (unaudited)

(expressed in Canadian dollars)

	Share Capital
				Contributed	Shareholders’
	Number of	Amount	Deficit	surplus	equity
	shares	$	$	$	$

Balance – December 31, 2005	-	-	(17,569,236)	22,002,077	4,432,841

Issue of Class A voting shares
(note 7)	100,000,000	1,000	-	-	1,000

Funding by Western Silver
Corporation	-	-	-	267,829	267,829

Pursuant to the Plan of
Arrangement – May 3, 2006
Redemption of Class A
voting shares (note 7)	(100,000,000)	(1,000)	-	-	(1,000)
Issue of common shares	49,246,413	-	-	-	-
Transfer of assets (note 2)	-	41,634,003	-	(4,545,474)	37,088,529
Stock options granted	-	(2,649,933)	-	2,649,933	-
Warrants granted	-	(1,195,886)	-	1,195,886	-

Exercise of stock options	221,000	194,480	-	-	194,480
Transfer of value on exercise of
stock options	-	290,903		(290,903)	-

Stock-based compensation	-	-	-	219,253	219,253

Loss for the period	-	-	(157,343)	-	(157,343)

Balance – June 30, 2006	49,467,413	38,273,567	(17,726,579)	21,498,601	42,045,589

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

1	Nature of operations

Western Copper Corporation (Western Copper or the Company) is an exploration stage company that is engaged directly in the exploration and development of mineral properties in Mexico and Canada. The recoverability of the amounts shown for mineral property assets is dependent upon the existence of economically recoverable reserves, and the Company’s ability to secure and maintain title and beneficial interest in the properties, to obtain the necessary financing to continue the exploration and future development of its mining properties, or to realize the carrying amount through a sale.

2	Plan of Arrangement

Western Copper was incorporated on March 17, 2006 as a wholly-owned subsidiary of Western Silver Corporation (Western Silver). On May 3, 2006, Glamis Gold Ltd. (Glamis) acquired all the outstanding shares of Western Silver through a Plan of Arrangement. Each Western Silver shareholder received 0.688 of a Glamis common share and a share of Western Copper Corporation for each issued Western Silver share. As a result, Western Copper issued 49,246,413 common shares to Western Silver shareholders. Upon conclusion of the transaction, Western Copper was owned exclusively by existing Western Silver shareholders.

As part of the agreement, Western Silver transferred to Western Copper its cash and cash equivalents, its marketable securities (1.498 million shares of Quaterra Resources Inc.) in-lieu of cash, two of its wholly-owned subsidiaries - Carmacks Copper Ltd. and Minera Costa de Plata, S.A. de C.V, its interests in the Sierra Almoloya property, and certain property and equipment relating to Western Silver’s corporate office.

Carrying value of assets transferred
pursuant to the Plan of Arrangement	$
Cash and cash equivalents	30,792,399
Amounts receivable	6,009,056
Marketable securities	267,092
Prepaid expenses	19,982
Property and equipment	121,960
Mineral properties	4,423,514

41,634,003

Pursuant to the Plan of Arrangement, each Western Silver stock option holder received one stock option of Western Copper. Each Western Copper stock option has an exercise price of $0.88.

As part of the agreement, Western Copper also granted a warrant to Glamis Gold Ltd. (Glamis) providing for the acquisition of 5% of the fully diluted Western Copper shares as of May 3, 2006 at a price per Western Copper share of $3.50. This warrant gives Glamis the right to acquire 2,562,979 common shares of Western Copper. The warrant is exercisable for a period of two years following the date of grant.

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

The fair value of the stock options and warrants included in contributed surplus:

$
Fair value of stock options granted	2,649,933
Fair value of warrants granted	1,195,886

3,845,819

The fair value of stock options granted and warrants issued pursuant to the plan of arrangement determined by using the Black-Scholes option and warrant pricing model and is determined at the time of grant.

The valuation of the stock options granted May 3, 2006 was based on the following assumptions:

Average risk-free interest rate	2.79%
Expected dividend yield	-
Expected stock price volatility	69.97%
Expected option term, in years	2.31

Assumptions used to determine the fair value of the warrants issued pursuant to the plan of arrangement is disclosed in note 8.

Western Copper Corporation began operations on May 3, 2006. Financial statement information prior to this date reflects the financial position, statements of loss and deficit and cash flows of the related copper business of Western Silver. This information has previously been reported as Western Copper Business. The statements of loss and deficit for the three and six months ended June 30, 2005 include the direct exploration expenses incurred on the Carmacks property and an allocation of Western Silver’s general and administrative expenses incurred in each of these years. The statements of loss and deficit for the three and six months ended June 30, 2006 include the aforementioned allocations up to May 3, 2006 and the expenses incurred directly by Western Copper for the periods then ended.

The allocation of Western Silver’s general and administrative expenses was calculated on the basis of the ratio of costs deferred by Western Silver on the Carmacks and Almoloya mineral properties in each year presented as compared to the costs deferred on all mineral properties in each of these years. The consolidated financial statements have been presented under the continuity-of-interests basis of accounting with balance sheet amounts based on the amounts recorded by Western Silver.

3	Significant accounting policies

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada. As described in note 13, these principles differ in certain material respects from accounting principles generally accepted in the United States.

Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the related notes. Significant areas where management’s judgement is applied include the assessment of impairment to the carrying value of mineral properties, the determination of the likelihood that future income tax benefits can be realized, the assumptions used to calculate the fair value of warrants and stock-based compensation, and the allocation methodologies used to determine results of operations. Actual results could differ from the estimates by a material amount.

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

Principles of consolidation

These consolidated financial statements include the accounts of the Company, Carmacks Copper Ltd. (100%), Minera Sierra-Almoloya S.A. de C.V. (100%), and Minera Costa de Plata S.A. de C.V. (100%). All intercompany transactions and balances have been eliminated.

Cash and cash equivalents

Cash and cash equivalents comprise cash and short-term investments at banks with original maturities of three months or less from the date of acquisition.

Marketable securities

Marketable securities are carried at the lower of cost or market value.

Property and equipment

Property and equipment are carried at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives of the assets.

Computer equipment	5 years
Office furniture and equipment	5 years
Leasehold improvements	over the term of the lease

Mineral properties

Direct costs related to the acquisition and exploration of mineral properties held or controlled by the Company are deferred on an individual property basis until the viability of a property is determined. Administration costs and general exploration costs are expensed as incurred. When a property is placed in commercial production, deferred costs will be depleted using the units-of production method. Management of the Company periodically reviews the recoverability of the capitalized mineral properties. Management takes into consideration various sources of information including, but not limited to, results of exploration activities conducted to date, estimated future metal prices, and reports and opinions of outside geologists, mine engineers, and consultants. When it is determined that a project or property will be abandoned, the costs are written-off, or if its carrying value has been impaired, the mineral properties and deferred costs are written down to fair value.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Such properties may be subject to prior agreements or transfers, or title may be affected by undetected defects.

Asset retirement obligation

The fair value of a liability for an asset retirement obligation is recognized when a reasonable estimate of fair value can be made. The asset retirement obligation is recorded as a liability with a corresponding increase to the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost is allocated to expenses using a systematic and rational method and is adjusted to reflect period-to-period changes in the

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

liability resulting from passage of time and revisions to either timing or the amount of the original estimate of the undiscounted cash flow. As at June 30, 2006, the Company does not have any asset retirement obligations.

Translation of foreign currency

Monetary assets and liabilities are translated into Canadian dollars using period-end exchange rates. Non-monetary items are translated at rates prevailing at acquisition or transaction dates. Expense items are translated into Canadian dollars at the rate of exchange in effect at the date of the related transaction. All exchange gains or losses arising on translation are included in results of operations for the period.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are recognized for temporary differences between tax and accounting basis of assets and liabilities. Future income tax assets or liabilities are calculated using the tax rates anticipated to apply in the periods that the temporary differences are expected to reverse. Future income tax assets are recognized to the extent that they are considered more likely than not to be realized.

4	Marketable securities

	June 30, 2006
	Market value	Carrying value
	$	$
Quaterra Resources Inc.
- 798,460 common shares	1,133,813	142,320
Glamis Gold Ltd.
- 17 common shares	719	848

	1,134,532	143,168

During the six-month period ended June 30, 2006, the Company sold 700,000 common shares of Quaterra Resources Inc. for proceeds of $995,349 for a gain of $870,577. The Company received 1.498 million common shares of Quaterra Resources Inc. shares on May 3, 2006 as part of the Plan of Arrangement (note 2). The shares were transferred at a carrying value of $267,092. The gain on sale of marketable securities is calculated by subtracting the weighted average carrying value of the shares sold from the net proceeds received from the sale.

5	Property and equipment

			June 30, 2006	2005

		Accumulated	Net book	Net book
	Cost	amortization	value	value
	$	$	$	$

Computer equipment	69,634	25,797	43,837	50,839
Office furniture and
equipment	24,486	5,005	19,481	21,943
Leasehold improvements	63,203	10,484	52,719	36,545

	157,323	41,286	116,037	109,327

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

6	Mineral properties

		Costs		Costs
		incurred		incurred
	December 31,	during	December 31,	during the	June 30,
	2004	2005	2005	period	2006
	$	$	$	$	$

Canada
Carmacks
Acquisition	4,000,000	-	4,000,000	-	4,000,000
Advance royalty	100,000	100,000	200,000	100,000	300,000

	4,100,000	100,000	4,200,000	100,000	4,300,000

Mexico
Almoloya
Acquisition	111,742	55,274	167,016	-	167,016
Exploration	42,152	14,346	56,498	-	56,498

	153,894	69,620	223,514	-	223,514

	4,253,894	169,620	4,423,514	100,000	4,523,514

Carmacks (100% - Yukon, Canada)

In 1989, Western Copper’s predecessor acquired 50% of the Carmacks Copper Project, which consists of mineral claims in the Whitehorse Mining district of the Yukon Territory, Canada. Under an arrangement dated September 30, 1996, Western Copper’s predecessor acquired the remaining 50% of the Carmacks Copper Project. At the time, that company was in the process of obtaining the necessary permits to commence commercial production. This process was suspended when copper prices fell below the break-even point for the project and remained at levels for which the project was not economic. Accordingly, in the year ended September 30, 2001, the property was written down to $4,000,000.

The previous owners of the property shall, at the Company’s election, retain either a 15% net profits royalty or a 3% net smelter royalty. The Company is required to make an advance royalty payment of $100,000 for any year in which the average daily copper price reported by the London Metal Exchange is US$1.10 per pound or greater.

The Company has signed a project agreement with the Yukon Government and has recommenced the permitting process.

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

Almoloya (100% - Chihuahua, Mexico)

The Company has staked claims at the Almoloya silver prospect, northeast of the city of Parral in the state of Chihuahua, Mexico.

On July 28, 2005, the Company and Queenston Mining Inc. signed a letter of intent. Under the letter of intent Queenston Mining Inc. can earn a 60% interest in the property through staged exploration expenditures of US$1.5 million over a four year period, with minimum expenditures of US$200,000 in the first year. Queenston can earn an additional 15% interest by completing a feasibility study and making a production decision at which time the Company can either elect to contribute 25% of capital expenditures required to achieve production or convert its participating interest to a 15% net profits interest.

7	Share capital and contributed surplus

	a)	Share capital

Authorized - Unlimited common shares without par value

Issued - 49,467,413 common shares

Western Silver Corporation received 100,000,000 Class A voting shares when it incorporated Western Copper Corporation as a wholly-owned subsidiary on March 17, 2006. The class A voting shares were redeemed at their par value of $0.0001 per Class A voting share as part of the Plan of Arrangement on May 3, 2006.

	b)	Contributed surplus

Contributed surplus represents the value of vested stock options and share purchase warrants that have not expired, been cancelled, or been exercised.

The historical contributed surplus balance at May 3, 2006 includes amounts paid by Western Silver to finance its copper business since 1989, when the rights to the Carmacks property claims were acquired.

On May 3, 2006, the carrying value of Western Silver’s copper business assets transferred as a part of the Plan of Arrangement was allocated to share capital (note 2).

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

8	Stock options and warrants

a) Stock options

Based on the Company’s Stock Option Plan, the Company may issue stock options for the purchase of up to 10% of issued capital. The exercise price of the stock options shall be greater than, or equal to, the market value of the Company’s common shares on the last trading day immediately preceding the date of grant. Stock options vest over a two year period from the date of grant unless otherwise determined by the directors. The maximum stock option term is 10 years. At June 30, 2006, the Company could issue an additional 1,684,573 stock options.

A summary of the Company’s stock options outstanding at June 30, 2006 and the changes for the period then ended, is presented below:

	Six months	Weighted average
	ended June 30,	exercise price
	2006	$
Balance outstanding – Beginning of period	-	-
Granted - pursuant to the Plan of Arrangement	1,973,168	0.88
Granted – May 16, 2006	1,470,000	2.00
Exercised	(221,000)	0.88

Balance outstanding – End of period	3,222,168	1.39

Stock options outstanding at June 30, 2006 are as follows:

	Options	Weighted
Exercise	outstanding at	average	Average remaining
price	June 30,	exercise price	contractual life
	$2006	$	(years)

0.88	1,752,168	0.88	1.64
2.00	1,470,000	2.00	4.88

	3,222,168	1.39	3.12

Of the total stock options granted and outstanding, 1,752,168 were vested and exercisable at June 30, 2006. The exercise price of vested stock options is $0.88.

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

b)     Stock-based compensation

The fair value of all stock options granted by the Company to employees, and non-employees, is treated as compensation costs in accordance with CICA Handbook section 3870 Stock-based Compensation. These costs are charged to the statement of loss, or are capitalized, over the stock option vesting period. The Company’s allocation of stock-based compensation is consistent with its treatment of other types of compensation for each recipient.

Stock-based compensation has been allocated to the following line items:

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	$	$	$	$

Exploration and development
Carmacks	59,660	-	59,660	-
Adminstrative expenses
Office and administration	131,254	-	131,254	-
Promotion and travel	28,339	-	28,339	-

	219,253	-	219,253	-

The value of stock-based compensation awards is determined by using the Black-Scholes option pricing model and is determined at the time of grant.

The most recent stock option grant occurred May 16, 2006. The valuation of those stock options was based on the following assumptions:

Average risk-free interest rate	2.94%
Expected dividend yield	-
Expected stock price volatility	82.6%
Expected option term, in years	3.50

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

c)     Warrants

A summary of the Company’s warrants outstanding at June 30, 2006 and the changes for the period then ended, is presented below:

		Weighted
	Six months	average
	ended June 30,	exercise price
	2006	$
Balance outstanding –
Beginning of period	-	-
Warrants issued pursuant to the Plan of Arrangement	2,562,979	3.50

Balance outstanding –
End of period	2,562,979	3.50

Warrants outstanding and exercisable at June 30, 2006 are as follows:

Warrants
Exercise	outstanding at	Remaining
price	June 30,	contractual life
	$2006	(years)

3.50	2,562,979	1.84

The value of warrants is determined by using the Black-Scholes option pricing model and is determined at the time of grant.

The valuation of the warrants was based on the following assumptions:

Average risk-free interest rate	2.76%
Expected dividend yield	-
Expected stock price volatility	69.97%
Expected option term, in years	2.00

Option pricing models require the input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options and/or share purchase warrants granted and/or vested during the period.

9	Commitments

The Company has an agreement to sublease office space which expires October 29, 2009. The total amount of payments remaining during the course of the agreement is $872,593, of which $261,778 is due over the next 12 months. The remaining $610,815 is due between July 1, 2007 and October 29, 2009.

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

10	Segmented information

Industry information

The Company operates in one reportable operating segment, being the acquisition, exploration, and future development of resource properties.

Geographic information

All interest is earned in Canada.

The Company’s mineral properties are located in Canada and Mexico. The geographical breakdown of mineral properties is shown in note 6.

All other non-current assets are held in Canada.

11	Financial instruments

The Company’s financial instruments consist of the following items:

Cash and cash equivalents, accounts receivable, and accounts payable - Due to the short-term nature of these instruments, their carrying value approximates their fair value.

Marketable securities - The market value of marketable securities as at the date of these financial statements is shown in note 4.

12	Supplemental cash flow information

Western Copper received working capital items as part of the Plan of Arrangement (note 2). The Company did not have to expend any cash to acquire these items. Their carrying value at the time of the transfer was allocated to share capital.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	$	$	$	$

Change in non-cash working capital items
Marketable securities	(848)	-	(848)	-
Accounts receivable relating to operations	(31,839)	-	(31,839)	-
Prepaid expenses	(117,000)	-	(117,000)	-
Accounts payable and accrued liabilities
relating to operations	175,356	-	176,356	-

	25,669	-	26,669	-

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

13	Material differences between Canadian and United States generally accepted accounting principles (GAAP)

Western Copper prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada (Canadian GAAP), which differ in certain material respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The effects of significant measurement differences between Canadian and U.S. GAAP are described below.

Balance Sheets

	As at	As at
	June 30,	December 31,
	2006	2005
	$	$

Marketable securities – under Canadian GAAP	143,168	-
Unrealized gain on securities held-for-trading (b)	991,364	-

Marketable securities - under U.S. GAAP	1,134,532	-

Mineral properties - under Canadian GAAP	4,523,514	4,423,514
Cumulative exploration expenditures written off
under U.S. GAAP (a)	(523,514)	(423,514)

Mineral properties - under U.S. GAAP	4,000,000	4,000,000

Shareholders’ equity - under Canadian GAAP	42,045,589	4,432,841
Measurement differences
Cumulative exploration expenditures written off
under U.S. GAAP (a)	(523,514)	(423,514)
Cumulative unrealized gain on securities held-
for-trading (b)	991,364	-

Shareholders’ equity - under U.S. GAAP	42,513,439	4,009,327

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

Statements of Loss and Deficit

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	$	$	$	$

Earnings (Loss) for the period - under
Canadian GAAP	(44,212)	(69,249)	(157,343)	(208,778)
Exploration expenditures for the period (a)	(100,000)	(1,511)	(100,000)	(14,866)
Unrealized gain on securities held-for-trading
(b)	991,364	-	991,364	-

Earnings (Loss) and comprehensive income
(loss) for the period - under U.S. GAAP	847,152	(70,760)	734,021	(223,644)

Retained Earnings (Deficit) - under U.S.
GAAP, Beginning of period	(18,105,881)	(17,345,839)	(17,992,750)	(17,192,955)
Earnings (Loss) and comprehensive income
(loss) for the period - under U.S. GAAP
(a), (b), (c)	847,152	(70,760)	734,021	(223,644)

Retained Earnings (Deficit) - under U.S.
GAAP, End of period	(17,258,729)	(17,416,599)	(17,258,729)	(17,416,599)

Statements of Cash Flows

Operating activities	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	$	$	$	$
Cash provided by (used in) operating
activities, under Canadian GAAP	(663,944)	(69,249)	(776,075)	(208,778)
Adjustment for mineral properties and
deferred exploration (a)	-	(1,511)	(100,000)	(116,377)

Cash provided by (used) in operating
activities, under U.S. GAAP	(663,944)	(70,760)	(876,075)	(325,155)

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

Investing activities	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	$	$	$	$
Cash provided by (used in) investing
activities, under Canadian GAAP	998,261	(10,150)	882,716	(127,501)
Adjustment for mineral properties and
deferred exploration (a)	-	1,511	100,000	116,377

Cash provided by (used in) investing
activities, under U.S. GAAP	998,261	(8,639)	982,716	(11,124)

a)     Mineral property exploration expenditures

Mineral property exploration expenditures are accounted for in accordance with Canadian GAAP as disclosed in note 3.

For U.S. GAAP purposes, mineral property acquisition costs, exploration expenditures, periodic option payments relating to mineral properties for which commercial feasibility has not yet been established and administrative expenditures are expensed as incurred.

Mineral property acquisition costs and development expenditures incurred subsequent to the determination of the feasibility of mining operations are deferred until the property to which they relate is placed into production, sold, allowed to lapse or abandoned, or when impairment in value has been determined to have occurred.

Mineral property acquisition costs include the cash consideration and the fair value of common shares and warrants issued for mineral property interests, pursuant to the terms of the relevant agreement. Mineral properties are written off if the property is sold, allowed to lapse, abandoned, or when impairment in the value has been determined to have occurred. Mineral property sales proceeds or option payments received for exploration rights are treated as cost recoveries.

b)     Securities held-for-trading

Under U.S. GAAP, securities that are held-for-trading are recorded at fair value and unrealized gains or losses are included in earnings.

c)     Comprehensive Income

U.S. GAAP requires disclosure of comprehensive income (loss) which is intended to reflect all other changes in equity except those resulting from contributions by, and payments to owners.

Western Copper Corporation
Notes to the Consolidated Financial Statements (unaudited)
June 30, 2006

(expressed in Canadian dollars)

	d)	Recent U.S. accounting pronouncements

During June 2005, the FASB issued SFAS No. 154, Accounting for Changes and Error Corrections. The new standard requires that entities which make a voluntary change in accounting principle apply that change retroactively to prior period financial statements, unless this would be impracticable. For changes in methods of depreciation, amortization or depletion for long-lived assets, the change must be accounted for prospectively, as a change in estimate. SFAS No. 154 is effective for the company’s 2006 financial statements and is not expected to impact earnings.

	e)	Recent Canadian accounting pronouncements

CICA Handbook Section 3831 “Non-Monetary Transactions” will be applicable to the Business commencing with the 2006 financial year. Reporting of the Business’ results is not expected to be materially affected by this standard.

In January 2005, the CICA issued three new standards relating to financial instruments. These standards are applicable for fiscal years beginning on or after October 1, 2006. The Business is currently reviewing the impact of these new standards. These standards are as follows:

Financial instruments – Recognition and Measurement, Section 3855:

This standard prescribes when a financial asset, financial liability, or non-financial derivative is to be recognized on the balance sheet and whether fair value or cost-based measures are used. It also specifies how financial instruments gains or losses are to be presented.

Hedges, Section 3865:

This standard is applicable when a company chooses to designate a hedging relationship for accounting purposes. It builds on the existing Accounting Guideline AcG-13 “Hedging Relationships”, and Section 1650 “Foreign Currency Translation”, by specifying how hedge accounting is applied and what disclosures are necessary when it is applied.

Comprehensive Income, Section 1530:

This standard introduces new rules for the reporting and display of comprehensive income. Comprehensive income, which is currently reported under US GAAP, is the change in shareholder’s equity (net assets) of an enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. These items include minimum pension liability adjustments, holding gains and losses on certain investments, gains and losses on certain derivative instruments and foreign currency gains and losses related to self-sustaining foreign operations (cumulative translation adjustment).

14	Subsequent events

	a)	Western Copper received the $6 million receivable pursuant to the Plan of Arrangement outstanding at June 30, 2006 in early July 2006.

b)

On September 18, 2006, the Company announced that it has agreed to acquire Lumina Resources Corporation. Pursuant to the terms of the Agreement, Lumina shareholders will receive one common share of Western Copper Corporation for each Lumina common share.

The transaction is subject to completion of a definitive agreement, approval by Lumina shareholders, approval by the Supreme Court of British Columbia, and approval by the regulatory authorities. Lumina has agreed to pay the Company a termination fee, equal to 3 per cent of Lumina’s market capitalization, if the transaction is not completed because Lumina accepts a superior offer from a competing bidder.